                                                                     EXHIBIT III
                                                                     -----------


                             SHAREHOLDERS AGREEMENT
                             ----------------------

     SHAREHOLDERS AGREEMENT (this "Agreement") made as of this 2nd day of May, 2003, by and among Geokinetics, Inc., a Delaware corporation (the "Corporation"), Blackhawk Investors, L.L.C., a Delaware limited liability company ("Blackhawk I"), Blackhawk Investors II, L.L.C., a Delaware limited liability company ("Blackhawk II"), Blackhawk Capital Partners, a Texas general partnership ("BCP") and the managing member of Blackhawk I and Blackhawk II ("Blackhawk I and Blackhawk II being sometimes hereinafter collectively referred to as "Blackhawk"), Somerset Capital Partners, a New York general partnership ("SCP"), Steven A. Webster, an individual and one of the partners of each of BCP and SCP ("Webster") and William R. Ziegler, an individual and one of the partners of each of BCP and SCP ("Ziegler"; Ziegler, Webster, SCP, BCP, Blackhawk II and Blackhawk I being sometimes hereinafter individually referred to as a "Blackhawk Shareholder" and collectively as the "Blackhawk Shareholders") and Valentis SB, L.P., a Delaware limited partnership (the "Wexford Shareholder" )(each of the parties hereto, other than the Corporation, is hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders.")

     WHEREAS, after giving effect to a series of recapitalization and financing transactions (collectively, the "Restructuring") consummated by the Corporation with certain of its senior creditors and other investors (inclusive of a 1-for-100 reverse stock split of the Corporation's outstanding common stock immediately prior to the consummation of such Restructuring), the Corporation has authorized capital stock consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of which 18,992,156 shares are issued and

                              Page 27 of 69 Pages
outstanding upon the consummation of the Restructuring (inclusive of the Private Placement described below), and 2,500,000 shares of Preferred Stock, par value $10.00 per share, none of which are currently outstanding;

     WHEREAS, as part of the Restructuring, the Corporation issued and sold an aggregate of 10,635,607 shares of Common Stock (the "Private Placement Shares"), at an aggregate purchase price of $3,500,000, in two concurrent private placement transactions (collectively, the "Private Placement"), which Private Placement Shares represents 56% of the issued and outstanding shares of Common Stock upon the consummation of the Restructuring;

     WHEREAS, as part of the Private Placement and pursuant to a certain Securities Purchase and Exchange Agreement dated the date hereof among the Corporation and the Investors named therein (the "Purchase Agreement"), (i) Blackhawk II purchased on the date hereof 5,317,804 shares of Common Stock and
(ii) the Wexford Shareholder purchased on the date hereof 5,317,803 shares of Common Stock;

     WHEREAS, after giving effect to the consummation of the Restructuring (inclusive of the Private Placement and the reverse stock split), the Shareholders own the number of shares of Common Stock of the Corporation set forth on Schedule A attached hereto;

     WHEREAS, it is a material inducement and a precondition to the entering into of the Purchase Agreement by the Shareholders that the Corporation and the Shareholders enter into this Agreement contemporaneously therewith;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein contained, the parties hereto, each intending to be legally bound, hereby agree as follows:


                              Page 28 of 69 Pages

     1. Certain Definitions.


     1.1 Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

     1.2 As used herein, the following terms shall have the meanings set forth below:

     "Affiliate" means, with respect to any person, any other person that directly or indirectly controls or is controlled by or is under common control with such person.

     "control" as used herein means the power to exercise a controlling influence over such person, and a person shall be deemed to control another person if that person (i) owns beneficially, directly or indirectly, 10% or more of the voting securities or voting interests of such person, or (ii) creates, establishes or uses a trust, proxy, power of attorney, pooling arrangement or other device with the purpose or effect of divesting such person of beneficial ownership of such securities, or (iii) provides directly or indirectly the funds for the acquisition by such other person of any shares of the Corporation.

     "Disposition" means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any disposition of Common Stock (or any interest therein or right thereto) or of all or part of the voting power associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary; provided, that: (i) the transfer of Common Stock by Blackhawk to its members shall not be deemed a Disposition hereunder; (ii) any public sale of Common Stock pursuant to Rule 144 under the Securities Act shall not be deemed a Disposition hereunder; (iii) no transfer by any Shareholder of less than 10% of its respective holdings of Common Stock in a single transaction or series of related transactions shall be deemed a Disposition hereunder; and (iv) the participation by any Shareholder in a proposed underwritten


                              Page 29 of 69 Pages
public offering of Common Stock (including the entering into of an underwriting agreement, a custody agreement or other agreements customarily executed by selling shareholders in connection therewith) or the participation by either Shareholder in any other registration pursuant to any demand or piggyback registration rights that any such Shareholder may have pursuant to any registration rights or similar agreement with the Corporation or the consummation thereof, shall not constitute a Disposition, it being understood that, if such proposed underwritten public offering is terminated or abandoned prior to consummation or is not consummated or such other registration is terminated or abandoned prior to consummation or is not consummated, the Common Stock held by the parties hereto shall remain subject to this Agreement.

     "Group" has the meaning as defined for purposes of Section 13(d)(3) of the Exchange Act and the rules and regulations.

     "party to this Agreement" as used herein shall mean any person signatory to this Agreement, any transferee of any Shareholder that is required to execute and deliver to the Corporation an Acknowledgment and Agreement pursuant to
Section 16 hereof in connection with its acquisition of shares.

     "person" as used herein means any individual, corporation, company, partnership, joint venture, trust, association, unincorporated organization, or other entity or group.

     "shares" as used herein shall be deemed to refer to all the shares of the Common Stock of the Corporation owned by the Shareholders at the time of execution of this Agreement; any additional shares of the Common Stock of the Corporation hereafter acquired by any Shareholder; any shares of the Common Stock of the Corporation hereafter issued in exchange therefor by way of reclassification of shares, merger, consolidation, reorganization, recapitalization or otherwise; any additional shares issued to the respective Shareholders by

                              Page 30 of 69 Pages
reason of stock dividends, share distributions, increases in the outstanding shares; and (unless the context does not permit such interpretation) any shares of the Common Stock of the Corporation issuable to any Shareholder upon exercise of options, warrants, rights, and conversion rights or privileges.

     "Shareholder" as used herein shall include, in addition to the original parties signatory hereto (other than the Corporation), any transferee of any Shareholder that is required to execute and deliver to the Corporation an Acknowledgment pursuant to Section 16 hereof, in each respect only so long as such party holds shares.

     2. Restrictions on Transfer. No Shareholder may effect a Disposition (whether with or without consideration), other than a Tag-Along Disposition permitted by and in compliance with the terms and conditions of this Agreement, unless the transferee, if not already a Shareholder, shall comply with the provisions of Section 16 hereof. Any sale, assignment, transfer or other disposition or encumbrance contrary to the provisions of this Agreement shall be null and void and of no effect.

     3. Tag-Along Dispositions.

     If any Shareholder (hereinafter sometimes referred to as a "Selling Shareholder") desires to effect a Disposition (or a series of related Dispositions to a single transferee or Group) of more than 10% of the issued and outstanding shares of Common Stock owned by such Selling Shareholder to any transferee or Group (other than to an Affiliate or to another Shareholder) (hereinafter, a "Tag-Along Disposition"), such Selling Shareholder shall give written notice to the other Shareholders (hereinafter sometimes individually referred to as a "Tag-Along Shareholder" and collectively referred to as the "Tag-Along Shareholders") describing the material terms of the proposed Tag-Along Disposition and identifying the contemplated transferee or Group


                              Page 31 of 69 Pages

(hereinafter, a "Tag-Along Notice"). Any Tag-Along Shareholder may, by written notice to the Selling Shareholder delivered within 15 days following the date of the Tag-Along Notice, elect to participate in the Tag-Along Disposition, and require, as a condition to the closing of the Tag-Along Disposition, that the proposed transferee or Group purchase, at the same price per share and on the same terms and conditions as described in the Tag-Along Notice, a portion of the total number of shares of Common Stock then held by the Tag-Along Shareholder equal to a fraction thereof, the numerator of which is the total number of shares of Common Stock to be transferred by the Selling Shareholder in the Tag-Along Disposition and the denominator of which is the total number of shares of Common Stock then held by the Selling Shareholder (the "Tag-Along Shares"). If any Tag-Along Shareholder timely elects to have the Tag-Along Shares included in the Tag-Along Disposition, the Selling Shareholder shall not effect the Tag-Along Disposition described in the Tag-Along Notice unless the proposed transferee or Group agrees to purchase all of the Tag-Along Shares of each Tag-Along Shareholder at the same price and on the same terms and conditions described in the Tag-Along Notice. Upon the closing of any sale of Tag-Along Shares pursuant to this Section, each Tag-Along Shareholder shall deliver at such closing, against payment of the purchase price therefor, certificates representing the Tag-Along Shares to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and evidence of good title to the Tag-Along Shares to be sold and the absence of liens, encumbrances and adverse claims with respect thereto and such other matters as are deemed necessary or advisable by the Corporation for the proper transfer of such Tag-Along Shares on the books of the Corporation. Failure by any Tag-Along Shareholder to give any notice during said fifteen (15)-day period to the Selling Shareholder shall be deemed to be an election by such Tag-Along Shareholder not to have its Tag-Along Shares included in the Tag-Along Disposition.

                              Page 32 of 69 Pages

     4 Voting Agreements. The following provisions shall govern the management and operations of the Corporation:

     4.1 Voting Agreement of Blackhawk Shareholder.

     4.1.1 During the period commencing on the date hereof and ending on the third anniversary of the date hereof (the "Voting Agreement Period"), each Blackhawk Shareholder shall vote all shares owned or controlled by it to elect and maintain as a director of the Corporation, an individual nominated by the Wexford Shareholder to serve as its director designee (the "Wexford Nominee").

     4.1.2 During the Voting Agreement Period, no Blackhawk Shareholder shall vote any shares owned or controlled by it, or take any other action in connection with, the removal of any Wexford Nominee, unless the Wexford Shareholder desires to remove such Wexford Nominee, with or without cause. If the Wexford Shareholder desires to remove any Wexford Nominee pursuant to the preceding sentence, each Blackhawk Shareholder shall vote all shares owned by it in favor of such removal. In the event of a vacancy on the Board resulting from such removal or otherwise, including, without limitation, death or resignation of a director, each Blackhawk Shareholder shall vote all shares owned by it in favor of the appointment of a successor Wexford Nominee if the directorship was previously held by a Wexford Nominee, and each Blackhawk Shareholder shall vote all shares owned or controlled by it to elect and maintain any successor Wexford Nominee as a director of the Corporation (subject to removal as provided herein), and to take any action that may be taken by a Shareholder of the Corporation in accordance with the Certificate of Incorporation and By-laws of the Corporation and the Delaware General Corporation Law to ensure that any such individual is so elected.

                              Page 33 of 69 Pages

     4.1.3 During the Voting Agreement Period, the Corporation agrees to take any and all action deemed necessary, advisable or appropriate to facilitate the election and maintenance of the initial Wexford Nominee and/or any successor Wexford Nominee as a director of the Corporation, including, without limitation, causing the Board of Directors of the Corporation to adopt a resolution increasing the size of the Board by one member and electing the initial Wexford Nominee as a director to fill the vacancy created by the new directorship, and thereafter including the Wexford Nominee as part of the Corporation's slate of directors in the proxy materials of the Corporation.

     4.2 Voting Agreement of Wexford Shareholder.

     4.2.1 During the Voting Agreement Period, the Wexford Shareholder shall vote all shares owned or controlled by it to elect and maintain as directors of the Corporation, Messrs. Christopher Harte, Steven Webster and William Ziegler, the three incumbent directors of the Corporation (individually, a "Blackhawk Nominee" and collectively, the "Blackhawk Nominees").

     4.2.2 During the Voting Agreement Period, the Wexford Shareholder shall not vote any shares owned or controlled by it, or take any other action in connection with, the removal of any Blackhawk Nominee, unless BCP, on behalf of the Blackhawk Shareholders, desires to remove such Blackhawk Nominee, with or without cause. If BCP, on behalf of the Blackhawk Shareholders, desires to remove any Blackhawk Nominee pursuant to the preceding sentence, the Wexford Shareholder shall vote all shares owned by it in favor of such removal. In the event of a vacancy on the Board resulting from such removal or otherwise, including, without limitation, death or resignation of a director, the Wexford Shareholder shall vote all shares owned by it in favor of the appointment of a successor Blackhawk Nominee if the directorship was previously

                              Page 34 of 69 Pages
held by a Blackhawk Nominee, and the Wexford Shareholder shall vote all shares owned or controlled by it to elect and maintain any successor Blackhawk Nominee as a director of the Corporation (subject to removal as provided herein), and to take any action that may be taken by a Shareholder of the Corporation in accordance with the Certificate of Incorporation and By-laws of the Corporation and the Delaware General Corporation Law to ensure that any such individual is so elected.

     4.2.3 During the Voting Agreement Period, the Corporation agrees to take any and all action deemed necessary, advisable or appropriate to facilitate the election and maintenance of any Blackhawk Nominee as a director of the Corporation, including, without limitation, including any Blackhawk Nominee as part of the Corporation's slate of directors in the proxy materials of the Corporation.

     5. Stock Certificate Legend. There shall be forthwith placed conspicuously on every stock certificate representing shares now outstanding and owned by any party to this Agreement and on every such certificate which may hereafter be acquired by any party to this Agreement or by any successor or transferee thereof (other than a transferee pursuant to a Tag-Along Disposition or one or more transactions that do not constitute Dispositions hereunder), the following legend:

     "The shares of stock evidenced by this certificate or any certificate issued in exchange or transfer therefor are held subject to the provisions of a Shareholders Agreement dated as of May 2, 2003, which provides, among other things, for certain co-sale rights and obligations and restrictions on transfer of shares and certain agreements concerning the voting of such shares, a copy of which Shareholders Agreement is on file and may be examined at the principal office of the Corporation."


                              Page 35 of 69 Pages

     6. Deposit of Shareholders Agreement. A counterpart of this Agreement and all amendments thereto shall be deposited at the principal office of the Corporation and may be examined by any shareholder during normal business hours.

     7. Certificate of Incorporation and Bylaws. In the event of any conflict between the provisions of the Certificate of Incorporation or Bylaws of the Corporation and this Agreement, the provisions of this Agreement shall control and the Shareholders shall use their best efforts to cause the Certificate of Incorporation or Bylaws of the Corporation, to the extent required by applicable law, to be amended to provide for terms and conditions substantially similar to those contained in this Agreement.

     8. Consent to Specific Enforcement. The parties hereto agree that it is impossible to measure the monetary damages that would accrue to a Shareholder by reason of a failure by the other shareholder (a "Breaching Party") or other person to comply with the provisions of Sections 2, 3 and 4 hereof or to perform any of the obligations hereunder. Therefore, (i) the Corporation and any other non-breaching party shall be entitled, to the extent permitted by applicable law, to injunctive relief in the case of the violation, or attempted or threatened violation, by a Breaching Party or other person of any of the provisions of such Sections, or to a decree compelling specific performance by a Breaching Party or other person of any of such provisions, or to any other remedy legally allowed to them, and (ii) if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the party seeking such relief has an adequate remedy at law.

     9. Void Transfers. If any shares of Common Stock subject to the terms of this Agreement shall be transferred in a Disposition in violation of the terms and conditions of this

                              Page 36 of 69 Pages

Agreement, such Disposition shall be void. In addition to, and without prejudice to, any and all other rights or remedies which may be available to the parties hereto, the Shareholders agree that the Corporation may, but shall have no obligation to, hold and refuse to recognize a Disposition of any such securities (or any certificate therefor) tendered to it for transfer if the Disposition violates the provisions of this Agreement.

     10. Agreements by Corporation. The Corporation, insofar as is proper or required, consents to this Agreement. It shall not issue, transfer or reissue any of its shares in violation of this Agreement or without requiring proof of compliance with this Agreement.

     11. Effectiveness; Termination. This Agreement shall become effective at such time as it is executed by the Corporation, the Blackhawk Shareholder and the Wexford Shareholder. This Agreement shall terminate upon the first to occur of any of one of the following events:

     (i) the mutual agreement in writing of the Shareholders; or

     (ii) liquidation or dissolution of the Corporation; or

     (iii) the date that either (A) none of the Blackhawk Shareholders or (B) the Wexford Shareholder owns any shares of Common Stock, whether pursuant to a Tag-Along Disposition or otherwise pursuant to one or more transactions that do not constitute Dispositions hereunder; or

     (iv) the date on which the Shareholders, in the aggregate, hold less than 25% of the number of shares of Common Stock owned by them on the date hereof; or

     (v) 5:00 P.M. New York City time on the tenth (10th) anniversary of the date of this Agreement;

provided, however, that with respect to the voting agreements contained in Sections 4.1 and 4.2, such provisions shall terminate at 5:00 P.M. New York City time on the last day of the Voting Agreement Period; and provided further, that this Agreement shall terminate as to any Shareholder on the date that such Shareholder no longer owns any shares of Common Stock,

                              Page 37 of 69 Pages
whether pursuant to a Tag-Along Disposition or otherwise pursuant to one or more transactions that do not constitute Dispositions hereunder.

     12. Further Assurances. The parties agree to make, execute and deliver any and all agreements, instruments and documents, and to do any and all other acts, deeds and things, which may be necessary or advisable to carry out the provisions of this Agreement or to effectuate the intent and purpose thereof.

     13. Notices. Any and all notices, designations, consents, offers, requests, acceptances or other communications provided for herein shall be given in writing by certified or registered mail, telecopier, Federal Express, Express Mail, or personal delivery against written receipt addressed, transmitted or delivered, to the parties as follows:

     (i) if to the Corporation, One Riverway, Suite 2100, Houston, Texas 77056;
Attention: Chief Financial Officer;

     (ii) if to any Blackhawk Shareholder other than Webster, c/o William R. Ziegler, Satterlee Stephens, Burke & Burke LLP, 230 Park Avenue, 11th Floor, New York, New York 10169;

     (ii) if to Webster, c/o Carrizo Oil & Gas Inc., 14701 St. Mary's Lane, Suite 800, Houston, TX 77079;

     (iii) if to the Wexford Shareholder, 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830, Attn: Paul Jacobi; and

     (iv) if to any successor Shareholder, to the address last shown on the stock books of the Corporation.

     Any such notice shall be effective and deemed received three (3) days after proper deposit in the mails, but actual notice shall be effective however and whenever received. Any party may

                              Page 38 of 69 Pages
effect a change of address for purposes of this Agreement by giving notice of such change to the other parties, with specific reference to this Section.

     14. Amendment, Severability; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, modified, waived, discharged or terminated other than by a written instrument signed by the Corporation, each Blackhawk Shareholder and the Wexford Shareholder. In the event that any provision of this Agreement is held to be invalid, illegal or against public policy, the remaining provisions hereof shall not be affected thereby, and this Agreement shall be construed in all respects as if any invalid or unenforceable provisions were omitted. In addition, in such event, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or against public policy. Any failure by a party hereto to comply with any obligation, agreement or condition herein may be expressly waived in writing by each of the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a wavier of, or estoppel with respect to, any such subsequent or other failure.

     15. Benefit and Binding Obligation; Merger. This Agreement shall inure to the benefit of and shall bind the respective personal representatives, successors and permitted assigns of the parties. All of the provisions of this Agreement shall apply to all of the shares. In the event of the merger of the Corporation into any corporation, this Agreement shall continue in effect and thereafter any references in this Agreement to the Corporation shall refer to the surviving corporation pursuant to such merger.

     16. Binding on Transferees. The provisions of this Agreement shall be binding upon transferees of Shareholders, other than transferees in a Tag-Along Disposition and transferees

                              Page 39 of 69 Pages
pursuant to one or more transactions that do not constitute Dispositions hereunder. No Shareholder shall transfer capital stock of the Corporation to any person not a party hereto, unless said person shall execute and deliver to the Corporation an Acknowledgment and Agreement in the form annexed as Exhibit A hereto, provided, however, that (i) transferees in a Tag-Along Disposition pursuant to Section 3 hereof and (ii) transferees pursuant to one or more transactions that do not constitute Dispositions hereunder, need not execute and deliver an Acknowledgment and Agreement, as the shares acquired by them will not be subject to the terms and conditions of this Agreement. Subject to the exceptions contained in the preceding proviso, the due execution and delivery to the Corporation of such Acknowledgment and Agreement shall be a condition precedent to the registration of said transfer on the books of the Corporation and to the exercise of all rights pertaining to the transferred shares. Upon due execution and delivery to the Corporation of such Acknowledgment and Agreement, the transferee shall be deemed to be a party hereto and shall be subject to the obligations created hereby.

     17. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

     18. Integration; Governing Law; Counterparts. This Agreement supersedes and cancels all prior agreements and understandings among the parties hereto, and contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof, and none of the parties shall be bound by any representations, warranties, covenants or conditions with respect thereto not expressly set forth herein. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. This Agreement



                              Page 40 of 69 Pages
shall be governed by and construed in accordance with the law of the State of Delaware (without giving effect to its conflict of law provisions). The captions in this Agreement are for convenience of reference only and shall not affect its interpretation in any respect.




                  [Remainder of page intentionally left blank]





                              Page 41 of 69 Pages

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first above written.


ADDRESS                                        PARTY


One Riverway, Suite 2100                       GEOKINETICS INC.
Houston, TX 77056
Attn: Chief Financial Officer
                                               By: /s/ THOMAS J. CONCANNON
                                                   -----------------------------
                                                   Thomas J. Concannon
                                                   Vice President


c/o William R. Ziegler                         BLACKHAWK INVESTORS, L.L.C.
Satterlee Stephens Burke & Burke LLP
230 Park Avenue, 11th Floor                    By: Blackhawk Capital Partners,
New York, NY 10169                                   Managing Member

                                               By: /s/ WILLIAM R. ZIEGLER
                                                   -----------------------------
                                                   William R. Ziegler, Partner


c/o William R. Ziegler                         BLACKHAWK INVESTORS II, L.L.C.
Satterlee Stephens Burke & Burke LLP
230 Park Avenue, 11th Floor                    By: Blackhawk Capital Partners,
New York, NY 10169                                   Managing Member


                                               By: /s/ WILLIAM R. ZIEGLER
                                                   -----------------------------
                                                   William R. Ziegler, Partner


c/o William R. Ziegler                         BLACKHAWK CAPITAL PARTNERS
Satterlee Stephens Burke & Burke LLP
230 Park Avenue, 11th Floor
New York, NY 10169                             By: /s/ WILLIAM R. ZIEGLER
                                                   -----------------------------
                                                   William R. Ziegler, Partner


                              Page 42 of 69 Pages
c/o William R. Ziegler                         SOMERSET CAPITAL PARTNERS
Satterlee Stephens Burke & Burke LLP
230 Park Avenue, 11th Floor
New York, NY 10169                             By: /s/ WIILIAM R. ZIEGLER
                                                   -----------------------------
                                                   William R. Ziegler, Partner


c/o Carrizo Oil & Gas Inc.
14701 St. Mary's Lane, Suite 800
Houston, TX 77079                              /s/ STEVEN A. WEBSTER
                                               ---------------------------------
                                               STEVEN A. WEBSTER, Individually


c/o Satterlee Stephens Burke & Burke LLP
230 Park Avenue, 11th Floor
New York, NY 10169                             /s/ WILLIAM R. ZIEGLER
                                               ---------------------------------
                                               WILLIAM R. ZIEGLER, Individually


411 West Putnam Avenue, Suite 125              VALENTIS SB, L.P.
Greenwich, CT 06830
Attn: Paul Jacobi
                                               By: /s/ PAUL JACOBI
                                                   -----------------------------
                                                   Name: Paul Jacobi
                                                   Title: Vice President


                              Page 43 of 69 Pages

                                                                      Schedule A

                          Shareholders; Stock Ownership
                          -----------------------------


Shareholder                               Common Stock Owned
-----------                               ------------------

Blackhawk Investors II, L.L.C.            5,317,804

Blackhawk Investors, L.L.C.               86,666

Blackhawk Capital Partners                0 (1)

Somerset Capital Partners                 339,374

Steven A. Webster                         76,056 (2)

William R. Ziegler                        76,056 (3)

Valentis SB, L.P.                         5,317,803


(1) Excludes shares of Common Stock deemed beneficially owned in its capacity as managing member of each of Blackhawk Investors, L.L.C. and Blackhawk Investors II, L.L.C.

(2) Excludes shares of Common Stock deemed beneficially owned but owned of record by Blackhawk I, Blackhawk II or SCP

(3) Excludes shares of Common Stock deemed beneficially owned but owned of record by Blackhawk I, Blackhawk II or SCP


                              Page 44 of 69 Pages

                                                                       Exhibit A

                          ACKNOWLEDGMENT AND AGREEMENT

     The undersigned wishes to receive from _________________________________ ("Transferor") certain shares (the "Shares") of the Common Stock, par value $0.01 per share, of Geokinetics Inc., a Delaware corporation (the
"Corporation");

     The Shares are subject to that certain Shareholders Agreement, dated as of April 30, 2003 (the "Agreement");

     The undersigned has been given a copy of the Agreement and afforded ample opportunity in which to read it, and the undersigned is thoroughly familiar with its terms;

     Pursuant to the Agreement, the Corporation is prohibited from issuing certificates evidencing ownership of the Shares to certain persons unless and until such persons first acknowledge the terms thereof and agree to be bound thereby; and

     The undersigned wishes to receive such a certificate;

     NOW, THEREFORE, in consideration of the premises and to induce the Corporation to issue such a certificate to the undersigned, the undersigned does hereby acknowledge and agree that (i) he has been given a copy of the Agreement and ample opportunity in which to read it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby.

This ________ day of _______________, 20__.


                                                --------------------------------
                                                [Name of Transferee]



                              Page 45 of 69 Pages